ALLSTATE LIFE INSURANCE COMPANY
(herein called "we" or "us")

Withdrawal Benefit Rider

This rider was issued because you selected the Withdrawal Benefit Rider. This rider modifies the benefit provided by your Contract, to the extent described below, and the charge for this rider is in addition to the charges defined in your Contract.

As used in this rider, Contract means the Contract or Certificate to which this rider is attached.

This rider guarantees a withdrawal benefit that allows partial withdrawals within specified limits for the lifetime of the Covered Life. This rider also guarantees a death benefit. If the Contract Value is reduced to zero and the Benefit Payment is greater than zero, the payments will be distributed through the Withdrawal Benefit Payout Phase.

As used in this rider, withdrawal means the gross amount of a withdrawal before any applicable charges, fees, taxes or adjustments, including any applicable Market Value Adjustments.

The Rider Date is the date this rider was made a part of your Contract. The Initial Benefit Year is the period between the Rider Date and the first Contract Anniversary after the Rider Date. Each subsequent Benefit Year is identical to the Contract Year. The Rider Fee Percentage is used to calculate the Rider Fee, which is the annual cost of the rider. Refer to the Rider Fee section of this rider for a description of how the cost of the rider is determined and deducted.

Rider Date: [mm/dd/yyyy]
Rider Fee Percentage: [0.65%]

The following is added to your Contract.

I.	Covered Life

The Covered Life is the oldest Owner, or oldest Annuitant, if the Owner is a non-living person, at the time      the rider was added.

II.	Withdrawal Benefit Factor

The Withdrawal Benefit Factor is used to determine the Benefit Payment and Benefit Payment Remaining. The Withdrawal Benefit Factor is based on the attained age of the Covered Life on the earlier of the date of the first withdrawal after the rider issue or the date the Contract enters the Withdrawal Benefit Payout Phase. After the Withdrawal Benefit Factor is determined, it will not change.

Attained Age of Covered Life	Withdrawal Benefit Factor
[50 - 59	4%]
[60 - 69	5%]
[70 +	6%]

III.	Benefit Payment and Benefit Payment Remaining

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The Benefit Payment is the amount available at the beginning of each Benefit Year that you may withdraw during that Benefit Year. On the Rider Date, the Benefit Payment is equal to the Contract Value multiplied by the Withdrawal Factor based on the current attained age of the Covered Life.

The Benefit Payment Remaining is the amount remaining after any withdrawals in a Benefit Year that may be withdrawn without reducing the Benefit Base by more than the amount of the withdrawal and without reducing the Benefit Payment available in subsequent Benefit Years. The Benefit Payment Remaining is equal to the Benefit Payment at the beginning of each Benefit Year.

After the Rider Date, the Benefit Payment and Benefit Payment Remaining will be increased by purchase payments (and Credit Enhancements, if applicable to your Contract) multiplied by the Withdrawal Benefit Factor based on the current attained age of the Covered Life. On the date of the first withdrawal after the Rider Date, the Benefit Payment and Benefit Payment Remaining will equal the Withdrawal Benefit Factor based on the current attained age of the Covered Life multiplied by the Benefit Base immediately after application of any purchase payments, but prior to the withdrawal on that date. After the first withdrawal, the Withdrawal Benefit Factor used in all future calculations will not change.

After the first withdrawal, the Benefit Payment will be increased by purchase payments (and Credit Enhancements, if applicable to your Contract) multiplied by the Withdrawal Benefit Factor. The Benefit Payment is affected by withdrawals as follows:

•	If the withdrawal is less than or equal to the Benefit Payment Remaining in effect immediately prior to the withdrawal, the Benefit Payment is unchanged.

•	If the withdrawal is greater than the Benefit Payment Remaining in effect prior to the withdrawal, the Benefit Payment will be the lesser of:

•	The current Benefit Payment; or

•	The Benefit Base immediately after the withdrawal multiplied by the Withdrawal Benefit Factor.

During each Benefit Year the Benefit Payment Remaining will be increased by purchase payments (and associated Credit Enhancements, if applicable to your Contract) multiplied by the Withdrawal Benefit Factor and reduced by the amount of each withdrawal. The Benefit Payment Remaining will never be less than zero.

The Benefit Payment may be increased by the Maximum Anniversary Value or MAV according to the following: On each of the [10] Contract Anniversaries after the Rider Date, the Benefit Payment will be recalculated to the greater of:

•	The Benefit Payment following application of all purchase payments and withdrawals on that Contract Anniversary; or

•	The Contract Value on that Contract Anniversary (following the application of all purchase payments, withdrawals and charges) multiplied by the Withdrawal Benefit Factor currently applicable.

For Contracts subject to section 401(a)(9) of the Internal Revenue Code, at our discretion, the Benefit Payment Remaining during a Benefit Year may be increased on a non-discriminatory basis and without prior notice in order to satisfy IRS minimum distribution requirements arising from the Contract to which this rider is attached.

If the Benefit Payment is reduced to zero, this Rider will terminate.

IV.	Benefit Base

The Benefit Base is used only for purposes of determining the Rider Fee and payments that are made under this rider. It is not available as a Contract Value or Settlement Value.

On the Rider Date, the Benefit Base is equal to the Contract Value. After the Rider Date, the Benefit Base will

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be increased by purchase payments (and associated Credit Enhancements, if applicable to your Contract) and decreased by withdrawals as follows:

•	If the withdrawal is less than or equal to the Benefit Payment Remaining in effect immediately prior to the withdrawal, the Benefit Base will be reduced by the amount of the withdrawal.

•	If the withdrawal is greater than the Benefit Payment Remaining in effect immediately prior to the withdrawal, the Benefit Base will be the lesser of:

•	The Contract Value immediately prior to withdrawal and deduction of applicable charges (except Administrative Expenses and Mortality and Expense Risk charges) less the amount of the withdrawal; or

•	The Benefit Base immediately prior to withdrawal less the amount of the withdrawal.

The Benefit Base will never be less than zero.

The Benefit Base may be increased by the Maximum Anniversary Value or MAV according to the following: On each of the [10] Contract Anniversaries after the Rider Date, the Benefit Base will be recalculated to the greater of:

•	The Benefit Base following application of all purchase payments and withdrawals on that Contract Anniversary; or

•	The Contract Value on that Contract Anniversary following the application of all purchase payments, withdrawals and charges.

V.	Rider Fee

A Rider Fee will be deducted annually on each Contract Anniversary from each of the Variable Sub-accounts on a pro-rata basis in the proportion that your value in each Variable Sub-account bears to your total value in all Variable Sub-accounts. Rider Fees will decrease the number of Accumulation Units in each Variable Sub-account. If, at the time the Rider Fee is deducted, the Rider Fee exceeds the total value in all Variable Sub-accounts, the excess of the Rider Fee over the total value in all Variable Sub-accounts will be waived. The Rider Fee Percentage is shown on page 1 of this rider.

The first Rider Fee will be deducted on the first Contract Anniversary following the Rider Date. A Rider Fee will be deducted on each subsequent Contract Anniversary up to and including the date the rider is terminated. We will not charge a Rider Fee on the date the rider is terminated, on a date other than the Contract Anniversary, if the rider is terminated due to the commencement of the Payout Start Date or terminated under Section IX. of this rider.

The Rider Fee is calculated as follows:

•
For the first Contract Anniversary following the Rider Date, the Rider Fee is equal to the number of full months from the Rider Date to the first Contract Anniversary, divided by twelve, multiplied by the Rider Fee Percentage, with the result multiplied by the Benefit Base as of the first Contract Anniversary, as may be increased by purchase payments (and Credit Enhancements, if applicable to your Contract) and decreased by withdrawals, but prior to the Benefit Base being recalculated based on the Contract Value, if applicable.

•
For subsequent Contract Anniversaries, the Rider Fee is equal to the Rider Fee Percentage multiplied by the Benefit Base as of that Contract Anniversary, as may be increased by purchase payments (and Credit Enhancements, if applicable to your Contract) and decreased by withdrawals, but prior to the Benefit Base being recalculated based on the Contract Value, if applicable.

If you terminate this rider on a date other than a Contract Anniversary, we will deduct a Rider Fee from each of the Variable Sub-accounts on a pro-rata basis in the proportion that your value in each Variable Sub-account

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bears to your total value in all Variable Sub-accounts. The Rider Fee will be pro-rated to cover the period from the last Contract Anniversary to the date of termination, or if you terminate this rider during the Initial Benefit Year, from the Rider Date to the date of termination. The pro-rated Rider Fee will be equal to the number of full months from the Contract Anniversary to the date of termination, or if you terminate this rider during the Initial Benefit Year, the number of full months from the Rider Date to the date of termination, divided by twelve, multiplied by the Rider Fee Percentage, with the result multiplied by the Benefit Base immediately prior to the withdrawal or termination.

The Rider Fee will be waived during the Withdrawal Benefit Payout Phase.

VI.	Contract Value

If, after your Contract Value is reduced to zero due to fees or withdrawals, your Benefit Payment is still greater than zero, your Contract will immediately enter the Withdrawal Benefit Payout Phase.

Under this rider, we do not treat a withdrawal that reduces the Contract Value to less than $1,000 as a withdrawal of the entire Contract Value.

VII.	Withdrawal Benefit Payout Phase

Under the Withdrawal Benefit Payout Phase, the Accumulation Phase of the Contract ends and the Contract enters the Payout Phase subject to the following:

•	The Withdrawal Benefit Payout Start Date is the date the Withdrawal Benefit Payout Phase is entered and the Accumulation Phase of the Contract ends.

•	No further withdrawals or purchase payments can be made after the Withdrawal Benefit Payout Start Date.

•
Under the Withdrawal Benefit Payout Phase, the Payout Start Date is the first day of the next Benefit Year. We reserve the right to allow other Payout Start Dates on a nondiscriminatory basis without prior notice.

•
Payments will be made to the Owner (or new Owner) at the end of each month starting at the end of the first month following the Payout Start Date under the Withdrawal Benefit Payout Phase. The amount of each payment will be equal to the Benefit Payment divided by 12, unless a payment frequency other than monthly is requested in a form acceptable to us and processed by us before the first payment is made. Payments will be made until the later of:

•	The death of the Covered Life; or

•	Over a period certain based on the total payments made equaling at least the Benefit Base on the Payout Start Date.

•
If your Contract is subject to the required minimum distribution regulations, the period certain cannot exceed that which is required by Internal Revenue Code Section 401(a)(9) and regulations promulgated thereunder. Therefore, the amount of each payment under this rider may be larger during the period certain so that the sum of the payments made over this period equals the Benefit Base on the Payout Start Date. Additionally, we will not permit a change in the payment frequency or level.

•
For all other Contracts, we reserve the right to allow other payment frequencies or levels on a nondiscriminatory basis without prior notice. In no event will we allow more than one change in the payment frequency or level during a Contract Year.

•	If the Owner dies before all payments have been made, the remaining payments will continue to be made to the new Owner as scheduled.

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•	Once all payments scheduled have been paid, the Contract and rider will terminate.

VIII.	Withdrawal Benefit Death Benefit

The Death Benefit provision of your Contract is modified as follows:

Prior to the Payout Start Date, the Death Benefit is equal to the greater of the Death Benefit defined in the Death Benefit provision of your Contract, or the Withdrawal Benefit Death Benefit. The Withdrawal Benefit Death Benefit applies only on the death of the Covered Life.

Commencing on the Rider Date, the Withdrawal Benefit Death Benefit is equal to the Contract Value. After the Rider Date the Withdrawal Benefit Death Benefit will be increased by purchase payments (and associated Credit Enhancements, if applicable to your Contract) and decreased by withdrawals as follows:

•
If the withdrawal is less than or equal to the Benefit Payment Remaining in effect immediately prior to the withdrawal, the Withdrawal Benefit Death Benefit will be reduced by the amount of the withdrawal.

•	If the withdrawal is greater than the Benefit Payment Remaining in effect immediately prior to the withdrawal, the Withdrawal Benefit Death Benefit will be the lesser of:

•	The Contract Value immediately prior to withdrawal and deduction of applicable charges (except Administrative Expense and Mortality and Expense Risk charges), less the amount of the withdrawal; or

•	The Withdrawal Benefit Death Benefit immediately prior to withdrawal less the amount of the withdrawal.

The Withdrawal Benefit Death Benefit will never be less than zero.

IX.	Death of Owner or Annuitant

If the Covered Life dies prior to the Payout Start Date, this rider will terminate as of the date of death.

If the Owner or the Annuitant who is not the Covered Life dies, then one of the following provisions will apply depending on which Option is selected under the Death of Owner or Death of Annuitant provisions of the Contract:

1.
If the Contract is continued under Option D of the Death of Owner provision of the Contract, then this rider will continue unless the new Owner elects to cancel this rider. If the rider is continued, it will remain in effect until terminated pursuant to Section X. below.

2.
If the Contract is continued under Option D of the Death of Annuitant provision of the Contract, then this rider will continue unless the Owner elects to cancel this rider. If the rider is continued, it will remain in effect until terminated pursuant to Section X. below.

3.	If the Contract is not continued under either 1. or 2. above, then this rider will terminate on the date we receive a complete request for settlement of the Death Proceeds.

X.	Termination of the Rider

This rider will terminate on the earliest of the following to occur:

•	The Benefit Payment is reduced to zero;

•	On the Payout Start Date (except if the Contract enters the Withdrawal Benefit Payout Phase as defined under Section VII. of this rider);

•	On the date the Contract is terminated;

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•	On the date the Covered Life is removed from the Contract for any reason;

•	On the date the Covered Life dies pursuant to Section IX. of this rider; or

•	On the date this rider is terminated under Section IX. of this rider.

XI.	Investment Limitations for this Rider

By adding this rider to your Contract, you agree to adhere to certain requirements related to the Investment Alternatives in which you may invest until this rider is terminated pursuant to Section X. above. These requirements may include, but are not limited to, maximum investment limits on certain Variable Sub-accounts or on certain Fixed Account Options, exclusion of certain Variable Sub-accounts or of certain Fixed Account Options, required minimum allocations to certain Variable Sub-accounts, and restrictions on transfers to or from certain Investment Alternatives. We may also require that you use an automatic portfolio rebalancing program. A current explanation and list of investment requirements is set forth in the prospectus that pertains to your Contract.

Except as amended in this rider the Contract remains unchanged.

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